 Exhibit 5.1

February 17, 2021

To:

Safe-T Group Ltd.

8 Abba Eban Ave.

Herzliya, 4672526

Israel

Re: Prospectus Supplement Pursuant to Rule 424(b)(5)

Ladies and Gentlemen,

We have acted as Israeli counsel to Safe-T Group Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of (i) 4,615,000 American Depositary Shares (the “Offered ADSs”), each representing forty (40) ordinary shares, no par value per share, of the Company (the “Ordinary Shares”), and in aggregate representing184,600,000 Ordinary Shares (the “Offered Ordinary Shares”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 260,000 ADSs (the “Warrant ADSs”), at an exercise price of $0.001 per ADS. This opinion letter is rendered pursuant to Item 9 of Form F-3 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

 In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form F-3 (Registration Statement No. 333-235367) (the “Registration Statement”) filed by the Company with the SEC and the prospectus dated December 16, 2019 (the “Prospectus”) filed by the Company with the SEC in connection with the registration of certain securities pursuant to Rule 424(b)(5), as supplemented by the prospectus supplement dated February 16, 2020 (the “Prospectus Supplement”), (ii) a copy of the articles of association of the Company as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and which relate to the Registration Statement, the Prospectus, the Prospectus Supplement and the actions to be taken in connection with the Offering; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Offered Ordinary Shares underlying the Offered ADSs have been duly authorized by the Company, and, upon payment to the Company of the consideration per Offered ADS in such amount and form as described in the Prospectus Supplement, and when issued and sold in the Offering as described in the Prospectus Supplement, the Offered Ordinary Shares will be validly issued, fully paid and non-assessable, and (ii) the Ordinary Shares underlying the Warrant ADSs have been duly authorized, and when the Warrant ADSs are issued, sold and delivered by the Company upon exercise of the Pre-Funded Warrants against receipt of the exercise price therefor in accordance with the Pre-Funded Warrants, the Ordinary Shares underlying the Warrant ADSs will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Report of Foreign Private Issuer on Form 6-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely yours,

/s/ Lipa Meir & Co

EMAIL: LAW@LIPAMEIR.CO.IL	WWW.LIPAMEIR.CO.IL